Exhibit 99.1

INTRICON REPORTS 2014 SECOND-QUARTER RESULTS

Revenues Rise 53 Percent Over Prior Year; Medical Up 89 Percent

ARDEN HILLS, Minn. — July 23, 2014 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its second quarter ended June 30, 2014.

Second Quarter Highlights:

  Net sales of $17.5 million rose 53 percent from the 2013 second quarter;
  Gross margins of 27.3 percent increased significantly from 16.2 percent in the prior-year period;
  IntriCon achieved net income from continuing operations of $813,000, up sequentially from $787,000 in the 2014 first quarter and versus a net loss of $2.0 million in the prior-year period;
  The company reduced bank debt by approximately $300,000 during the second quarter; and,
  IntriCon’s medical business posted strong results, with revenue up 89 percent over the prior-year period.

Second-Quarter Financial Results

For the 2014 second quarter, the company reported net sales of $17.5 million, up from $11.5 million in the prior-year period. IntriCon had net income of $813,000, or $0.13 per diluted share, compared to a net loss of $(3.4) million, or $(0.60) per diluted share, for the 2013 second quarter. Included in 2013 second-quarter results was a net loss from discontinued operations of $(1.5) million, or $(0.26) per diluted share, of which approximately $(1.0) million, or $(0.18) per diluted share, related to one-time, non-cash charges stemming from restructuring initiatives.

“Building on our first-quarter momentum, we again delivered double-digit, top-line gains across all of our businesses and increased profitability in the second quarter,” said Mark S. Gorder, president and chief executive officer of IntriCon. “We remain focused on our strategy of driving business with our key medical and hearing health customers, and pursuing our highest potential growth opportunities in value hearing health and medical biotelemetry.

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IntriCon Corporation 2014 Second-Quarter Results

July 23, 2014

“The strength of Medtronic’s 530G insulin pump system fueled our medical business—which accounted for a large portion of our year-over-year sales increase. However, we also saw improvements in the value hearing health segment of our business, and professional audio sales nearly doubled from 2013.”

Gross profit margins grew to 27.3 percent from 16.2 percent for the prior-year second quarter and held steady sequentially compared with 27.6 percent in the 2014 first quarter. The year-over-year gains were primarily due to volume increases and cost reductions generated from the company’s previous disclosed global restructuring plan.

Six-Month Results

For the 2014 six-month period, IntriCon reported higher net sales of $34.8 million and net income of $1.3 million, or $0.22 per diluted share. This compares to 2013 six-month net sales of $25.6 million and a net loss of $(3.9) million, or $(0.69) per diluted share. The 2014 six-month period net income from continuing operations was $1.6 million, or $0.27 per diluted share, with a discontinued operations net loss of $(270,000), or $(0.05) per diluted share. The 2013 six-month results included a discontinued operations net loss of $(1.9) million, or $(0.34) per diluted share.

Gross profit margins increased to 27.4 percent from 22.0 percent for the prior-year six months. Again, the gain was primarily due to volume increases and cost reductions.

Business Update

Sales in IntriCon’s medical business rose 89 percent in the 2014 second quarter compared to the year-ago period. As previously disclosed, IntriCon’s largest customer, Medtronic, received FDA approval for their MiniMed 530G insulin pump in late 2013, and that business has been a large contributor to first-half sales gains. While IntriCon expects medical sales growth to remain strong overall in 2014 year over year, the company does not anticipate a sequential increase from the second quarter.

Hearing health sales grew during the quarter, rising 13 percent from the prior-year quarter, chiefly due to strong device sales in the value space, including personal sound amplifier products (PSAPs), partially offset by lower conventional channel sales.

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IntriCon Corporation 2014 Second-Quarter Results

July 23, 2014

Said Gorder, “Within the conventional hearing health channel, growth continues to be constrained by high device costs, distribution inefficiencies and retail consolidation. These factors, among others, have created a need for an outcomes-based hearing health model. To that end, we are focusing our efforts on significant opportunities we see in this area and pursuing the value hearing aid and PSAP channels.”

Professional audio sales rose 66 percent from the prior-year period. During the second quarter, IntriCon began delivery on a significant new contract with the Singapore government to provide technically advanced headsets worn in military applications. This contract will run through the end of 2014. IntriCon will continue to leverage its core technologies in professional audio to support existing customers, as well as pursue related hearing health and medical product opportunities.

Looking Ahead

Concluded Gorder, “We are well positioned to build on our positive momentum. Looking ahead to the second half of the year, we anticipate revenue growth of approximately 20 percent over the comparable 2013 period. And we remain steadfast in our focus going forward: aggressively pursuing opportunities in value hearing health and medical biotelemetry. As a company, we’ve developed the infrastructure that positions IntriCon to secure large opportunities in the marketplace.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Wednesday, July 23, 2014, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review second-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-888-359-3624 and provide the conference ID number 9367998 to the operator.

A replay of the conference call will be available three hours after the call ends through 7:00 p.m. CT on Wednesday, August 6, 2014. To access the replay, dial 1-888-203-1112 and enter passcode: 9367998.

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IntriCon Corporation 2014 Second-Quarter Results

July 23, 2014

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2013. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At PadillaCRT:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillacrt.com

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IntriCon Corporation 2014 Second-Quarter Results

July 23, 2014

INTRICON CORPORATION

Consolidated Condensed Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales, net	$17,507	$11,479	$34,817	$25,605
Cost of sales	12,735	9,617	25,272	19,974
Gross profit	4,772	1,862	9,545	5,631

Operating expenses:
Sales and marketing	891	731	1,898	1,623
General and administrative	1,616	1,367	3,240	2,927
Research and development	1,148	1,249	2,316	2,478
Restructuring charges	—	199	83	199
Total operating expenses	3,655	3,546	7,537	7,227
Operating income (loss)	1,117	(1,684)	2,008	(1,596)

Interest expense	(125)	(154)	(263)	(307)
Equity in loss of partnerships	(73)	(77)	(108)	(135)
Other income (expense)	(49)	(7)	46	83
Income (loss) from continuing operations before income taxes and discontinued operations	870	(1,922)	1,683	(1,955)

Income tax expense	57	48	83	38
Income (loss) before discontinued operations	813	(1,970)	1,600	(1,993)
Loss on sale of discontinued operations	—	—	(120)	—
Loss from discontinued operations, net of income taxes	—	(1,473)	(150)	(1,921)
Net income (loss)	$813	$(3,443)	$1,330	$(3,914)

Basic income (loss) per share:
Continuing operations	$0.14	$(0.34)	$0.28	$(0.35)
Discontinued operations	—	(0.26)	(0.05)	(0.34)
Net income (loss) per share:	$0.14	$(0.60)	$0.23	$(0.69)

Diluted income (loss) per share:
Continuing operations	$0.13	$(0.34)	$0.27	$(0.35)
Discontinued operations	—	(0.26)	(0.05)	(0.34)
Net income (loss) per share:	$0.13	$(0.60)	$0.22	$(0.69)

Average shares outstanding:
Basic	5,780	5,694	5,754	5,691
Diluted	6,081	5,694	5,973	5,691

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IntriCon Corporation 2014 Second-Quarter Results

July 23, 2014

INTRICON CORPORATION

Consolidated Condensed Balance Sheets

(In Thousands, Except Per Share Amounts)

	June 30, 2014 (Unaudited)	December 31, 2013
Current assets:
Cash	$161	$217
Restricted cash	698	568
Accounts receivable, less allowance for doubtful accounts of $122 at June 30, 2014 and $124 at December 31, 2013	7,316	5,433
Inventories	10,373	9,400
Other current assets	1,197	1,337
Current assets of discontinued operations	—	382
Total current assets	19,745	17,337

Machinery and equipment	34,484	33,971
Less: Accumulated depreciation	30,110	29,232
Net machinery and equipment	4,374	4,739

Goodwill	9,194	9,194
Investment in partnerships	484	569
Other assets, net	588	749
Other assets of discontinued operations	—	132
Total assets	$34,385	$32,720

Current liabilities:
Checks written in excess of cash	$417	$279
Current maturities of long-term debt	2,581	2,210
Accounts payable	6,050	5,037
Accrued salaries, wages and commissions	2,142	1,676
Deferred gain	110	110
Other accrued liabilities	1,799	1,893
Liabilities of discontinued operations	—	154
Total current liabilities	13,099	11,359

Long-term debt, less current maturities	4,645	6,271
Other postretirement benefit obligations	506	531
Accrued pension liabilities	789	839
Deferred gain	110	165
Other long-term liabilities	251	247
Total liabilities	19,400	19,412
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,813 and 5,727 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	5,813	5,727
Additional paid-in capital	16,668	16,434
Accumulated deficit	(7,192)	(8,522)
Accumulated other comprehensive loss	(304)	(331)
Total shareholders’ equity	14,985	13,308
Total liabilities and shareholders’ equity	$34,385	$32,720

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